Exhibit 10.21

SUPPLEMENTAL AGREEMENT

TO

CD38 PRODUCT COLLABORATION AGREEMENT

THIS SUPPLEMENTAL AGREEMENT is made on November 7th, 2018 (the “Amendment Effective Date”)

BETWEEN:

(1)

MAB, a company organized and existing under the laws of Cayman Islands and having its registered address at P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands (“I- Mab”); and

(2)

EVEREST MEDICINES LIMITED, a company organized and existing under the laws of Cayman Islands and having its registered address at 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman KYI-1002, Cayman Islands (“Everest”, together with I-Mab are referred to herein individually as a “Party” and collectively as the “Parties”).

WHEREAS:

A.

I-Mab and Everest entered into a collaboration agreement on January 22, 2018 (the “Collaboration Agreement”) in relation to, among others, the development and commercialization of and sharing of economic interest in CD38 Product (as defined in the Collaboration Agreement).

B.	I-Mab may apply for the listing of its shares on internationally recognized stock exchange (the “Listing”).

C.	The Parties agree to amend the Collaboration Agreement to provide more clarity on the development and commerciliazation cost of CD38 Products.

NOW THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	Unless otherwise defined herein, capitalized terms used herein shall have the same meaning ascribed thereto in the Collaboration Agreement.

2.	Article 3.2(a) of the Collaboration Agreement shall be amended and now be read as follows:

“3.2 Development

(a)    Development Plan.

(i)    The Development of the CD38 Product under this Agreement shall be conducted pursuant to a development plan to be implemented by or on behalf of I-Mab or its Affiliates or sublicensees to obtain Regulatory Approval of the CD38 Product in the Field in the Territory (the “Development Plan”). The Development Plan shall be consistent with I-Mab’s obligation under the MorphoSys License with respect to the Development of the CD38 Product. The Development Plan shall also include a detailed budget (the “Development Budget”) for such Development activities. As of the Effective Date, the Parties have agreed on the initial Development Plan, attached hereto as Exhibit B. Pursuant to the initial Development Plan, the Development of CD38 Product shall be [completed] by December 31, 2024 (“Development Complete Date”) with a total budget of US$200,000,000 (the “Initial Development Budget”). Such Initial Development Budget shall be inclusive of all costs and expenses to be incurred by or on account of I-Mab and Everest under the initial Development Plan, but shall not include and shall be in addition to any payments (including upfront payments, development milestone payments, and any other payments) made by I-Mab under the License and Collaboration Agreement by and between I-Mab and MorphoSys AG (“Morphosys”), dated November 30, 2017 (the “Morphosys Agreement”).

(ii)    From time to time, I-Mab shall prepare amendments and updates to the then-current Development Plan and Development Budget and submit such amendments and updates to the JSC for review and approval. Once approved by the JSC, such revised Development Plan and Development Budget shall replace or supplement, as appropriate, the prior Development Plan and Development Budget.

(iii)    Upon the Listing of I-Mab, if I-Mab proposes to increase the Initial Development Budget or the then applicable Development Budget (as determined in accordance with this Article 3.2(a)(ii) and/or (iii)) (such amendment, “Material Development Plan Amendment” and such incremental increase of the Initial Development Budget, the “Increased Amount”), in addition to the approval by the JSC as required under Article 3.2(a)(ii), I-Mab shall comply with the applicable rules of the stock exchange on which its securities are listed (“Applicable Listing Rules”) and submit such Material Development Plan Amendment for the approval of its shareholders who are not otherwise connected with Everest (to be determined by the Applicable Listing Rules) (the “Unconnected Shareholders”). The Material Development Plan Amendment may only become effective after being approved by the JSC and the shareholders of I-Mab in accordance with the Applicable Listing Rules and such approved Material Development Plan Amendment shall replace or supplement, as appropriate, the prior Development Plan and Development Budget. In the event of a Material Development Plan Amendment, the JSC approves such Material Development Plan Amendment but the Unconnected Shareholders do not approve such Material Development Plan Amendment, then such Development Plan Amendment may only become effective, and the Parties shall carry out such Material Development Plan Amendment, if Everest agrees to bear one hundred percent (100%) of the Increased Amount without requiring I-Mab to share such Increased Amount under Section 4.1 (but for clarity I-Mab shall continue to share the then-current Development Budget before such proposed Material Development Amendment under Section 4.1) (the “Everest Sole Development Costs”).”

3.	A new Article 3.5(d) shall be added into Article 3.5 of the Collaboration Agreement:

“3.5 Commercialization

(d) Net Commercialization Cost Budget. The Parties agree and shall procure that the Commercialization Party shall not incur Commercialization Costs in a manner that would, at any given time, cause the Net Commercialization Costs (as defined below) to exceed US$100,000,000 (“Net Commercialization Cost Cap”) without the prior approval of both Parties. For the purpose of this Collaboration Agreement, “Net Commercialization Cost” means the cumulative Commercialization Cost incurred by the Commercialization Party from the launch of the CD38 Product in the Field in the Territory (including fully burdened cost of manufacturing the commercial products, sales and marketing expenses, general and administrative expenses, phase 4 or post-marketing clinical study costs, commercial milestone and royalty payments made to Morphosys under the Morphosys Agreement, and all related tax) less the cumulative Net Sales of CD38 Product sold in the Field in the Territory during the same time period. It is acknowledged that, upon the Listing of I-Mab, in order for I-Mab to approve any additional Commercialization Cost that is higher than the Net Commercialization Cost Budget (“Increased Net Commercialization Cost Budget”), I-Mab shall comply with the Applicable Listing Rules and submit such Increased Net Commercialization Cost Budget for the approval of its shareholders who are not otherwise connected with Everest (to be determined by the Applicable Listing Rules). The Increased Net Commercialization Cost Budget may only become effective after being approved by the JSC and the shareholders of I-Mab in accordance with the Applicable Listing Rules and such approved Increased Net Commercialization Cost Budget shall replace or supplement, as appropriate, the prior Net Commercialization Cost Budget. In the event the JSC approves the Increased Net Commercialization Cost Budget but the Unconnected Shareholders do not approve such Increased Net Commercialization Cost Budget, then Everest shall bear one hundred percent (100%) of any Commercialization Costs that would cause the Net Commercialization Cost to exceed Net Commercialization Costs Cap (the “Everest Sole Commercialization Costs”).”

4.	Article 4.1 of the Collaboration Agreement shall be amended and now be read in its entirety as follows:

“4.1 Development Cost Sharing. Except as otherwise provided in this Agreement and subject to Article 3.2(a) above, the Parties shall share the Development Costs incurred by or on account of I-Mab to Develop the CD38 Product in the Field in the Territory (25% I-Mab: 75% Everest). Within thirty (30) days after the end of each calendar quarter in which I-Mab has conducted Development activities under the Development Plan, I-Mab shall submit to Everest a reasonably detailed report setting for the actual Development Costs incurred by or on account of I-Mabto Development the CD 38 Product in such calendar quarter and the supporting proof of payment, and an invoice for seventy-five percent (75%) of such actual Development Costs. Everest shall pay to I-Mab such invoiced amount within thirty (30) days after the date of such invoice.”

Notwithstanding the abovementioned, Everest shall not have the obligation to share the portion of the actual Development Costs that exceeds the total amount set forth the in the Development Budget.

5.	A new Article 4.4(a)(iii) shall be added into Article 4.4(a) of the Collaboration Agreement:

“If and at the time Everest incurs any Everest Sole Development Costs and/or Everest Sole Commercialization Costs, such Everest Sole Development Costs and/or Everest Sole Commercialization Costs shall be included in the Everest Total Costs, and Everest shall be deemed to have fulfilled its payment obligation under Section 4.4(a) and Everest’s right to share profits shall not be subject to any suspension notwithstanding the provision of Section 4.4(a).”

6.	Article 8.1 of the Collaboration Agreement shall be amended and now be read as follows:

“8.1 Term. This Agreement shall become effective on the Effective Date and, unless terminated pursuant to this Article 8, shall remain in effect until the Parties cease Development and Commercialization of the CD38 Product in the Field in the Territory (the “Term”).”

7.	Miscellaneous

7.1	Incorporation

This Amendment shall become effective on the Amendment Effective Date and shall be incorporated in the Collaboration Agreement by reference. Unless otherwise expressly amended by this Supplemental Agreement, the Collaboration Agreement shall remain in full force and effect in its original form.

7.2	Counterparts

This Supplemental Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

IN WITNESS WHEREOF, the Parties have executed this Supplemental Agreement in duplicate originals by their duly authorized officers:

EVEREST MEDICINES LIMITED

/s/ EVEREST MEDICINES LIMITED

I-MAB

/s/ I-MAB

5